Exhibit 99.1

Contact: Irene Broussard

Director, Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS 17TH CONSECUTIVE PERIOD OF SAME-STORE SALES INCREASES AT CARL’S
JR.® AND HARDEE’S® IN PERIOD 10

CARPINTERIA, Calif. – November 10, 2004 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 10 same-store sales, for the four weeks ended November 1, 2004, for Carl’s Jr.® and Hardee’s®.

Brand	Period 10		Q3		Fiscal Year to Date

	FY 2005	FY 2004	FY 2005	FY 2004	FY 2005	FY 2004

Carl’s Jr.	5.6%	3.3%	7.9%	5.4%	8.7%	2.2%

Hardee’s	3.5%	5.9%	4.5%	6.7%	7.8%	0.8%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “The same-store sales increases for period 10 represent 17 consecutive periods of positive same-store sales growth for the company’s two major brands – Carl’s Jr. and Hardee’s – and represent another period of strong two-year cumulative sales growth for both brands.”

“At Carl’s Jr., the introduction of two new products during the latter part of the prior period, the Loaded Breakfast Burrito™ and the Guacamole Bacon Chicken Sandwich™, continued to drive positive same-store sales in period 10 and contributed to the 5.6 percent increase in same-store sales. On a two-year cumulative basis, Carl’s Jr.’s same-store sales are up an impressive 8.9 percent for period 10 and 13.3 percent for the third quarter. For the 14th consecutive period, average unit volumes were higher than any comparable period in at least a decade.” For the third quarter, revenue from company-operated Carl’s Jr. restaurants (exclusive of all franchise-related revenue and royalties) was approximately $129.5 million.

“Hardee’s continued to benefit from the introduction of its two breakfast bowls, the Low Carb Breakfast Bowl™ and the Loaded Biscuit and Gravy Breakfast Bowl™, as well as the more recent introduction of the new Western Bacon Thickburger™. These new products contributed to Hardee’s 3.5 percent same-store sales increase in period 10. On a two-year cumulative basis, Hardee’s same-store sales are up an impressive 9.4 percent for period 10 and 11.2 percent for the third quarter. For the 17th consecutive period, Hardee’s average unit volumes were higher than any comparable period since 1999.” For the third quarter, revenue from company-operated Hardee’s restaurants (exclusive of all franchise-related revenue and royalties) was approximately $140.3 million.

For third quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill Other Total	$129.5 million $140.3 million $10.6 million $.3 million $280.7 million

Same-store sales results for the 11th period of fiscal year 2005, ending Nov. 29, 2004, will be reported on or about Dec. 8, 2004.

As of the end of the second quarter on Aug. 9, 2004, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,206 franchised or company-owned restaurants in 44 states and in 13 countries, including 1,016 Carl’s Jr. restaurants, 2,067 Hardee’s restaurants and 105 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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